Exhibit 99.1

Contact: Whirlpool Corporation

Media: Monica Teague, 269/923-7405

Monica.Teague@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

WHIRLPOOL CORPORATION REPORTS RECORD RESULTS

Full-Year Revenues Increase 7 Percent to $19.4 Billion

Earnings per Share from Continuing Operations up 28 Percent to $8.10 per Share

BENTON HARBOR, Mich., February 5, 2008—Whirlpool Corporation (NYSE: WHR) announced today that full-year 2007 earnings from continuing operations were $8.10 per diluted share, up 28 percent from the $6.35 per diluted share reported in the same period last year. The company reported record annual net sales of $19.4 billion, an increase of 7 percent from the prior year.

Fourth-quarter earnings from continuing operations of $187 million increased 41 percent to a record $2.38 per diluted share compared to $133 million, or $1.67 per diluted share reported during the previous year’s quarter. Revenue of $5.3 billion for the quarter increased more than 7 percent from the $5.0 billion reported in the fourth quarter of 2006.

“The year was filled with significant challenges and opportunities,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We delivered record financial results in the face of both the most challenging U.S. industry demand environment in more than two decades and unprecedented global material price inflation. Our performance in this environment highlights the strength of our global brands and the geographic diversity of our global operating platform. During 2007, we completed the integration of the largest acquisition in the company’s history, introduced a continuous cadence of new global product innovation and delivered record international results.”

Net earnings for the quarter reflected continued strong momentum within the company’s international business and significantly higher operating profit performance within North America. Operating profit increased 74 percent to $332 million and operating profit margins expanded 2.4 percent from the previous year. Fourth-quarter operating results benefited from cost-efficiency realization associated with the previous year’s acquisition of Maytag, productivity improvements, improved product mix and a favorable net currency impact.

Results were partially offset by ongoing macroeconomic challenges due to higher material and oil-related costs and significantly lower industry demand within the United States.

During the fourth-quarter, Whirlpool repurchased $117 million of common stock, bringing its year-to-date total to $368 million. Approximately $97 million remains available under the company’s $500 million repurchase program.

The company generated $521 million in free cash flow* during 2007 and reduced total debt outstanding from $2.3 billion to $2.1 billion.

FOURTH-QUARTER REGIONAL REVIEW**

Whirlpool North America fourth-quarter sales of $3.0 billion declined less than 1 percent from the prior year as industry unit shipments of major appliances (T7)*** declined approximately 6 percent. The company’s strong brand portfolio of innovative products continued to drive consumer demand and improved average sales values per unit.

Operating profit of $175 million increased 41 percent from the previous year period and operating profit margins increased from 4.0 percent to 5.7 percent. Strong Maytag efficiency realization, favorable product mix and productivity improvements partially offset significantly higher material and oil-related costs as well as lower industry demand.

Based on current economic conditions, the company expects full-year 2008 U.S. industry unit shipments to decline approximately 3 percent to 5 percent.

Whirlpool Europe reported record fourth-quarter and full-year revenue and operating profit. Fourth-quarter revenue increased 12 percent to $1.1 billion. Excluding the effects of currency, revenues were unchanged. Overall industry demand during the quarter declined approximately 1 percent from the prior year. The region’s favorable performance relative to the industry was driven by sales of the market-leading Whirlpool brand and continued strength of the region’s innovative product offerings.

Operating profit increased 22 percent to $73 million, as higher sales, improved product mix and productivity gains offset higher material and oil-related costs.

Based on current economic conditions in Europe, the company expects full-year 2008 industry unit shipments to be flat versus 2007 levels.

Whirlpool Latin America reported record fourth-quarter and full-year revenue and operating profit during 2007. Sales improved approximately 30 percent to more than $1.0 billion during the quarter, driven by robust appliance industry growth, strong demand for the region’s market leading innovative brands and cost-based price increases. Excluding currency translation, sales for appliances and compressors increased approximately 12 percent. Industry unit shipments of appliances increased approximately 11 percent during the quarter.

Operating profit reached a record $156 million, increasing 73 percent from the prior year. Operating profit margin of 14.9 percent increased significantly from the 11.2 percent reported in the prior year. Increased unit shipments, cost-based price increases, strong productivity and an asset sale gain of $15 million mitigated higher material costs during the quarter.

Based on current economic conditions, the company expects full-year 2008 appliance industry shipments to increase 5 percent to 8 percent throughout the Latin America region.

Whirlpool Asia reported quarterly sales of $155 million, increasing 26 percent from the prior year. Excluding the impact of currency, sales increased approximately 13 percent largely driven by the benefits of new innovative product introductions and an improved product mix in India. The region reported an operating loss of $4 million during the quarter.

The company expects full-year 2008 appliance industry shipments to increase 5 percent to 10 percent.

Outlook

For the full-year 2008, Whirlpool expects earnings per diluted share from continuing operations to be in the $8.50 to $9.00 range and to generate $600 million to $650 million in free cash flow.*

“We expect the macroeconomic challenges related to material cost increases and lower U.S. and European demand to continue in 2008,” said Fettig. “We will offset increasing material and oil-related costs through cost-based pricing adjustments and productivity improvements. In addition, we are adjusting our cost structure to the lower expected industry demand levels. These actions combined with our strong portfolio of brands, continuous flow of innovation and increased brand support should enable us to overcome the negative economic environment and deliver improved results for our shareholders.”

* A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by continuing operations appears below under the heading “Cash Flow Reconciliation.”

** During the first quarter of 2007, the company adopted changes to its segment reporting consistent with the methodology the chief executive officer now uses to evaluate each segment’s operating and financial results. The company previously included the financial results for its Caribbean operations and exports of certain portable appliances to Europe within its North America business segment. The results for these businesses are now being reported within the Latin America and Europe segments, respectively. In addition, the company has reallocated certain costs previously included within corporate administrative expense to each of the respective regions. Regional results for 2006 have been reclassified to reflect these changes.

*** T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

NEW INNOVATIONS

•	The Whirlpool brand launched:

•	The centralpark connection, uniting appliances and electronics by allowing consumers to display digital photographs on their refrigerators.

•	The Duet Steam washer and dryer. The washer naturally steams away tough stains, from grass to grease, without pre-treating. The dryer removes odors and reduces wrinkles from clothing.

•	The Maytag brand launched:

•

Maytag EPIC z front-load washer and dryer offering a high-performance, space-saving design. The dryer’s efficient drying system, combined with the washer’s powerful water extraction, takes clothes from wet to dry in less than 30 minutes.

•	Maytag Centennial 27-inch dryer that fits smaller spaces but delivers the largest drying capacity of any Maytag brand dryer.

•	The Jenn-Air brand continued the launch of:

•

A SteamClean option for dishwashers. The SteamClean option enhances an existing wash cycle, such as the China/Crystal cycle, with improved soil and spot cleaning to produce an even more lustrous shine. In addition to steam, these models also have a new silent sound package, making an already quiet dishwasher even quieter.

•	The Gladiator GarageWorks brand launched:

•	Gladiator Color Floor Tiles available in red, blue, white, and black to add a splash of color to the garage and complement customers’ sense of style by offering limitless pattern options.

•	The Amana brand launched:

•

The JOT dry-erase refrigerator featuring a dry-erase finish on the door enabling consumers to write, draw or doodle with easy clean up. The refrigerator also offers single up-front temperature control and spill saver glass shelves.

•

A front-load laundry pair featuring a super capacity, 7.1 cubic foot dryer enabling consumers to dry more in a single load. The washer features antimicrobial component protection and exceeds the 2007 ENERGY STAR guidelines for energy and water efficiency.

•	Whirlpool Europe launched:

•	Whirlpool Max microwaves, a space-saving combination of technology, innovation and design in five new colors: glossy black, cream, chocolate, red merlot and silver.

•

The Bauknecht drawer refrigerator. The new built-in, double-drawer refrigerator provides modern, extendable storage space that can be accessed easily. The new cooling units feature dynamic intelligence-sensor technology, ensuring pre-set temperatures recover five times faster than normal cooling appliances and providing a high level of energy efficiency.

•	The Bauknecht oven with steam function. The new steam oven brings together the advantage of steam cooking with classic oven functions.

•	Whirlpool Latin America launched:

•	The Brastemp Unique Protect range. The range offers enhanced safety features for families with small children.

•

A new line of Consul ranges for the Brazilian market. The new Scents product line features a modern design. The ranges are durable, easy to clean and consumers can choose from models with four or six burners.

•	Whirlpool Asia launched:

•	A new series of Whirlpool front load washing machines in China. While the washer depth is only 44 cm, its internal capacity is 5.5 kg, well above the largest capacity currently found on the market.

•

The Whirlpool Professional range in India, equipped with 6th Sense technology. This technology creates intelligent appliances that sense the environment, adapt to different operating conditions and control processes. The Professional refrigerator features a stylish design and a door alarm to reduce energy waste.

AWARDS AND ACCOMPLISHMENTS

•	The Whirlpool Duet laundry pair was awarded a Silver Design Award from the Sparks International Design Competition.

•	The Consumer Electronics Association named the Whirlpool brand refrigerator with the centralpark connection as an Innovations 2008 Design and Engineering Award Honoree.

•	The Maytag Ice2O refrigerator was listed as a “Best Buy” in Better Homes & Gardens Kitchen & Bath Ideas.

•	Gladiator GarageWorks launched ManCrib.com, the first male-oriented gift registry.

•	Whirlpool Mexico was honored with the “2007 Supplier of The Year Award” by Home Depot Mexico. Whirlpool was selected from a group of more than 12,000 suppliers for the home improvement chain.

•	KitchenAid brand Drawer Dishwashers have been chosen as one of Kitchen & Bath Design News’ “Most-Asked-About Products” of 2007.

•	Whirlpool Poland was awarded the prestigious Grand Prix Platinum Medal in the Consumer Laurel 2007 Competition.

•	The Whirlpool brand PowerClean dishwasher has been awarded the Silver Award for the Large Appliance of the Year from the U.K. consumer magazine, House Beautiful.

•	In Brazil, Whirlpool was named:

•	The best company in the home appliance and electronic goods segments by Isto É Dinheiro magazine;

•	The most admired home appliance company, for the 10th consecutive time, by Carta Capital magazine;

•	The best Innovative brand by Consumidor Moderno magazine;

•	The best financially managed company in the home appliance segment by Financial Officer magazine;

•	Brastemp ranked first as the most trusted brand by consumers in a survey conducted by Forbes and Young & Rubicam.

•

Brastemp brand received three Folha Top of Mind Awards in Brazil. Brastemp was named the top laundry brand and “Top Class A” (most remembered brand among affluent consumers) and “Top Performance” by Folha de Sao Paulo, a leading Brazilian newspaper.

•	The Consul brand was named the number one brand in the refrigerator category in the Folha Top of Mind Awards. This marks the 17th consecutive time Consul has been awarded the honor.

Cash Flow Reconciliation

The table below reconciles actual 2007 and projected 2008 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. Free cash flow does not include proceeds from the sale of Maytag businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

(Millions of dollars)	2007	2008
Cash provided by continuing operations	$927	$1,150 - $1,175
Capital expenditures	(536)	(600) - (625)
Proceeds from sale of assets/non-Maytag businesses	130	50 - 100

Free Cash Flow	$521	$600-$650

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 73,000 employees, and 72 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices, as well as expectations as to the integration with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 12% of Whirlpool’s 2007 consolidated net sales of $19.4 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, including execution of its Maytag strategy, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) our ability to attract, develop and retain executives and other qualified employees; (8) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations; (10) litigation including product liability and product defect claims; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency fluctuations; and (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE PERIODS ENDED DECEMBER 31

(Millions of dollars except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited) 2007	(Unaudited) 2006	(Unaudited) 2007	2006
Net sales	$5,325	$4,954	$19,408	$18,080
EXPENSES:
Cost of products sold	4,487	4,259	16,517	15,420
Selling, general and administrative	484	480	1,736	1,752
Intangible amortization	7	10	31	30
Restructuring costs	15	15	61	55

	4,993	4,764	18,345	17,257

OPERATING PROFIT	332	190	1,063	823
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(43)	(7)	(63)	(2)
Interest expense	(52)	(50)	(203)	(202)
Gain on sale of investment	—	—	7	—

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND OTHER ITEMS	237	133	804	619
Income taxes	39	(2)	117	126

EARNINGS FROM CONTINUING OPERATIONS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	198	135	687	493
Equity in (losses) income of affiliated companies	(8)	—	(18)	1
Minority interests	(3)	(2)	(22)	(8)

EARNINGS FROM CONTINUING OPERATIONS	187	133	647	486
Loss from discontinued operations, net of tax	—	(24)	(7)	(53)

NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS	$187	$109	$640	$433

Per share of common stock:
Basic earnings from continuing operations	$2.42	$1.70	$8.24	$6.47
Discontinued operations, net of tax	—	(0.31)	(0.09)	(0.71)

Basic net earnings	$2.42	$1.39	$8.15	$5.76

Diluted earnings from continuing operations	$2.38	$1.67	$8.10	$6.35
Discontinued operations, net of tax	—	(0.30)	(0.09)	(0.68)

Diluted net earnings	$2.38	$1.37	$8.01	$5.67

Dividends declared	$.43	$.43	$1.72	$1.72
Weighted-average shares outstanding (millions):
Basic	77.3	78.4	78.5	75.1
Diluted	78.4	79.7	79.9	76.5

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

	(Unaudited) DECEMBER 31, 2007	DECEMBER 31, 2006
ASSETS
CURRENT ASSETS
Cash and equivalents	$201	$262
Accounts receivables, net of allowance for uncollectible accounts of $83 and $84 at December 31, 2007 and 2006, respectively	2,604	2,676
Inventories	2,665	2,348
Prepaid expenses	89	95
Deferred income taxes	324	372
Other current assets	621	483
Assets of discontinued operations	—	240

Total current assets	6,504	6,476

OTHER ASSETS
Goodwill, net	1,760	1,663
Other intangibles, net of accumulated amortization of $64 and $33 at December 31, 2007 and 2006, respectively	1,854	1,871
Other assets	621	551

Total other assets	4,235	4,085

PROPERTY, PLANT AND EQUIPMENT
Land	84	94
Buildings	1,226	1,174
Machinery and equipment	7,861	7,186
Accumulated depreciation	(5,959)	(5,297)

Total property, plant and equipment	3,212	3,157

Total assets	$13,951	$13,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,260	$2,945
Accrued expenses	633	698
Accrued advertising and promotions	497	550
Employee compensation	444	420
Notes payable	298	521
Current maturities of long-term debt	127	17
Other current liabilities	583	730
Liabilities of discontinued operations	—	121

Total current liabilities	5,842	6,002

NONCURRENT LIABILITIES
Long-term debt	1,668	1,798
Postretirement benefits	1,061	1,207
Pension benefits	725	838
Other liabilities	653	542

Total noncurrent liabilities	4,107	4,385

COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	69	48

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 250 million shares authorized, 103 million and 102 million shares issued at December 31, 2007 and 2006, respectively, 77 million and 78 million shares outstanding at December 31, 2007 and 2006, respectively	103	102
Additional paid-in capital	1,993	1,869
Retained earnings	3,703	3,205
Accumulated other comprehensive loss	(248)	(643)
Treasury stock, 26 million and 24 million shares at December 31, 2007 and 2006, respectively	(1,618)	(1,250)

Total stockholders’ equity	3,933	3,283

Total liabilities and stockholders’ equity	$13,951	$13,718

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31

(Millions of dollars)

	(Unaudited) 2007	2006
Operating Activities of Continuing Operations
Net earnings	$640	$433
Loss from discontinued operations	7	53

Earnings from continuing operations	647	486
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operating activities:
Equity in losses of affiliated companies, less dividends received	18	5
Gain on disposition of assets	(65)	(4)
Gain on sale of investment	(7)	—
Gain on sale of businesses	—	(32)
Depreciation and amortization	593	550
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	181	50
Inventories	(194)	(118)
Accounts payable	105	44
Restructuring charges, net of cash paid	(82)	(80)
Taxes deferred and payable, net	10	(154)
Accrued pension	(70)	53
Employee compensation	(24)	25
Other	(185)	55

Cash Provided By Continuing Operating Activities	927	880

Investing Activities of Continuing Operations
Capital expenditures	(536)	(576)
Proceeds from sale of assets	130	86
Proceeds from sale of businesses	—	36
Proceeds from sale of Maytag adjacent businesses	100	110
Purchase of minority interest shares	—	(53)
Acquisition of businesses, net of cash acquired	—	(797)
Other	(25)	—

Cash Used In Investing Activities of Continuing Operations	(331)	(1,194)

Financing Activities of Continuing Operations
Net (repayments) proceeds of short-term borrowings	(243)	381
Proceeds from borrowings of long-term debt	3	757
Repayments of long-term debt	(17)	(1,046)
Dividends paid	(134)	(130)
Purchase of treasury stock	(368)	—
Common stock issued	68	54
Other	(5)	13

Cash (Used In) Provided By Financing Activities of Continuing Operations	(696)	29

Cash Provided By (Used In) Discontinued Operations
Operating Activities	6	8
Investing Activities	—	(3)

Cash Provided By Discontinued Operations	6	5

Effect of Exchange Rate Changes on Cash and Equivalents	33	18

Decrease in Cash and Equivalents	(61)	(262)
Cash and Equivalents at Beginning of Period	262	524

Cash and Equivalents at End of Period	$201	$262